Liberty Oilfield Services Inc. Announces Fourth Quarter and Full Year 2018 Financial and Operational Results
February 5, 2019
Denver - (Business Wire) - Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today fourth quarter and full year 2018 financial and operational results.
Summary Results and Highlights

•	Revenue of $2.155 billion and net income[1] of $249 million, or $1.81 fully diluted earnings per share, for the year ended December 31, 2018

•	Adjusted EBITDA[2] of $438 million and Adjusted EBITDA per average active fleet of $20.6 million for the year ended December 31, 2018

•	Revenue of $473 million and net income[1] of $34 million, or $0.27 fully diluted earnings per share, for the quarter ended December 31, 2018

•	Adjusted EBITDA[2] of $72 million and annualized Adjusted EBITDA per average active fleet of $13.0 million for the quarter ended December 31, 2018
“We are very pleased with our strong 2018 results. We had significant growth in all key metrics including revenue up 45% to $2.155 billion, Adjusted EBITDA2 up 56% to $438 million and net income before taxes up 72% to $289 million. Strong cash generation in 2018 enabled us to continue the organic growth of our asset base and return $95 million of cash to shareholders in the form of quarterly dividends, distributions and the repurchase of 4% of our total outstanding shares. All of this was achieved while reducing our net debt to only $3 million at year end. Liberty was built for long-term success, with a focus on superior returns on invested capital, maintaining a strong balance sheet and investing for the future. Liberty demonstrated this focus in 2018 by delivering a Pre-Tax Return on Capital Employed (“ROCE”)3 of 39% in a year of strong growth, while generating significant free cash flow and returning cash to shareholders. The Liberty team continues to focus on driving technology innovations and high efficiency operations which are a win for Liberty and a win for our customers,” commented Chris Wright, Chief Executive Officer.
Outlook
Working in concert with customers, Liberty continues to drive innovation and operational efficiency across the entire fleet. This performance translates to strong demand for Liberty's high efficiency fleets that deliver differential frac services. Premium service quality, coupled with basin and customer diversity, provides the Company the opportunity to continue generating strong returns on capital employed regardless of how the market unfolds in 2019.
“The fourth quarter of 2018 was challenging from a fleet utilization perspective. A number of customers made last-minute decisions to defer completions in the fourth quarter due to a combination of capital budget and cash flow management decisions brought on in part by the rapid drop in the commodity price in November and December. While this was disruptive to our fourth quarter work calendar, we believe the focus on capital discipline by operators is ultimately a positive factor for the service industry as we move towards a sustainable production environment that could ultimately lead to less volatile activity levels and perhaps even a steadier commodity price,” commented Mr. Wright.

1    Net income attributable to predecessor, controlling and noncontrolling interests.

2
“Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

3
Pre-Tax Return on Capital Employed (“ROCE”) is an operational measure. Please see the supplemental financial information in the table under “Calculation of Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.

The rate of change of service pricing is driven by the speed at which fleets are pushed from actively working to searching for work. There was an oversupply of staffed frac fleets entering the fourth quarter which, combined with the additional reduction in customer activity, led to a reduction of pricing for frac services. We believe that approximately 20% of the frac fleets that were active in the summer of 2018 are now either idle or in the process of being idled.
The fourth quarter customer project deferrals provided Liberty a solid backdrop for utilization at the start of 2019. We are currently projecting sequential revenue growth in the first quarter in the single-digit percentage range and adjusted EBITDA to be approximately flat as increased utilization is offset by pricing decreases. Our customers are still finalizing budgets for 2019 due to the rapid commodity price decline at the end of 2018, we expect to have a much clearer picture of full year 2019 completions demand by the end of the first quarter. Utilization of our frac fleets is expected to remain strong due to the partnerships we have forged with our customers, but the potential timing of price improvement is not clear at this point.
We are focused on generating strong returns on capital and free cash flow in 2019, while continuing to invest in technology and growing our competitive advantage. We expect capital expenditures in 2019 to be approximately $175 million, which includes $65 million for the completion of the deferred fleets 23 and 24, $65 million of maintenance capital and about $45 million for technology, fleet efficiency improvements, facilities and general capital. While we are taking delivery of the final equipment for fleets 23 and 24 in early 2019, they will not be deployed without the correct combination of strategic customer demand and market dynamics. We may end 2019 with one or both fleets still awaiting deployment.
“Liberty’s strong financial results, favorable long-term outlook and strong balance sheet, support our balanced strategy of growth and returning capital to our stockholders. Liberty is committed to creating long-term stockholder value via compounding shareholder value by reinvesting cash flow at high rates of return and returning cash to shareholders as appropriate. We are excited by the growth opportunities in front of us and the positive long-term outlook for the shale revolution and the benefits that this brings to our industry and the country as a whole,” concluded Mr. Wright.
2018 Full Year Results
For the year ended December 31, 2018, revenue grew 45% to $2.2 billion compared to $1.5 billion in 2017.
Net income1 totaled $249 million for the year ended December 31, 2018 compared to net income of $169 million for the year ended December 31, 2017. Current year results include income tax expense of $40 million. Liberty was not subject to income tax prior to its initial public offering.
Adjusted EBITDA2 increased 56% to $438 million in the year ended December 31, 2018 compared to $281 million in 2017. Annualized Adjusted EBITDA per average active fleet increased to $20.6 million for the year ended December 31, 2018, compared to $18.6 million for the year ended December 31, 2017. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
For the year ended December 31, 2018, ROCE was 39%. Please refer to the calculation of ROCE at the end of this earnings release.
Fourth Quarter Results
For the fourth quarter of 2018, revenue decreased 15% to $473 million from $559 million in the third quarter of 2018.

Net income1 totaled $34 million for the fourth quarter of 2018 compared to net income1 of $66 million in the third quarter of 2018.
Adjusted EBITDA2 decreased 39% to $72 million from $117 million in the third quarter. Annualized Adjusted EBITDA per average active fleet decreased to $13.0 million in the fourth quarter compared to $21.2 million in the third quarter. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Balance Sheet and Liquidity
As of December 31, 2018, Liberty had cash on hand of $103 million and total debt of $107 million, net of deferred financing costs and original issue discount. There were no borrowings drawn on the ABL credit facility, and total liquidity, including availability under the credit facility, was $328 million.
Quarterly Cash Dividend
Commencing in the third quarter of 2018, Liberty paid a quarterly cash dividend of $0.05 per share of Class A common stock. During the year ended December 31, 2018 the Company paid $7 million in aggregate to shareholders. Liberty Oilfield Services New HoldCo LLC (Liberty LLC) also paid quarterly distributions of $0.05 per unit, for total dividends and distributions $12 million.
Liberty announced on January 22, 2019 a cash dividend of $0.05 per share of Class A common stock, to be paid on March 20, 2019 to holders of record as of March 6, 2019. A distribution of $0.05 per unit has also been approved for holders of units in Liberty LLC, which will use the same record and payment date.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
Repurchase of Common Stock
On September 10, 2018 the Board approved a $100 million share repurchase plan. During the year ended December 31, 2018, Liberty repurchased and retired 4,593,855 shares of Class A common stock for $83 million. The total remaining authorization for future common share repurchases as of December 31, 2018 was $17 million, all of which was used for repurchases in January of 2019.
On January 22, 2019 the Board approved an additional $100 million share repurchase plan which expires on January 31, 2021.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Wednesday, February 6, 2019. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join Liberty's call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 10127339. The replay will be available until February 13, 2019.
About Liberty

Liberty is an independent provider of hydraulic fracturing services to onshore oil and natural gas exploration and production companies in North America. Liberty was founded in 2011 with a relentless focus on improving tight-oil completions, and an emphasis on customer partnerships and technology to find innovative answers to frac optimization. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA and Pre-Tax Return on Capital Employed. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on March 23, 2018 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com

Liberty Oilfield Services Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Statement of Income Data:	(amounts in thousands, except for per share and fleet data)
Revenue	$473,115	$558,777	$448,883	$2,155,136	$1,489,855
Costs of services, excluding depreciation and amortization shown separately	377,590	418,867	339,315	1,628,753	1,147,008
General and administrative	25,403	24,659	20,738	99,052	80,089
Depreciation and amortization	34,183	32,305	25,642	125,110	81,473
Loss (gain) on disposal of assets	(5,608)	701	160	(4,342)	148
Total operating expenses	431,568	476,532	385,855	1,848,573	1,308,718
Operating income	41,547	82,245	63,028	306,563	181,137
Interest expense	(3,463)	(3,648)	(5,347)	(17,145)	(12,636)
Net income before taxes	38,084	78,597	57,681	289,418	168,501
Income tax expense	4,147	12,229	—	40,385	—
Net income	33,937	66,368	57,681	249,033	168,501
Less: Net income attributable to predecessor, prior to Corporate Reorganization	—	—	57,681	8,705	168,501
Less: Net income attributable to noncontrolling interests	14,951	32,275	—	113,979	—
Net income attributable to Liberty Oilfield Services Inc. stockholders	$18,986	$34,093	$—	$126,349	$—
Net income attributable to Liberty Oilfield Services Inc. stockholders per common share (1):
Basic	$0.28	$0.50		$1.84
Diluted	$0.27	$0.49		$1.81
Weighted average common shares outstanding:
Basic	68,881	68,548		68,838
Diluted	116,109	118,470		117,838

Other Financial and Operational Data
Capital expenditures (2)	$87,354	$56,054	$60,255	$271,851	$300,793
Adjusted EBITDA (3)	$71,984	$117,486	$91,753	$438,234	$280,728
Total Fleets at beginning of period (4)	22.0	22.0	17.0	19.0	10.0
Total Fleets at end of period (4)	22.0	22.0	19.0	22.0	19.0
Average Active Fleets (5)	22.0	22.0	18.0	21.3	15.1
Annualized Adjusted EBITDA per Average Active Fleet (6)	$12,981	$21,187	$20,223	$20,574	$18,591

(1)
Net income attributable to Liberty Oilfield Services Inc. stockholders per common share for the year ended December 31, 2018 does not include net income attributable to our predecessor, prior to corporate reorganization.

(2)	Capital expenditures presented above are shown on an as incurred basis, including capital expenditures in accounts payable and accrued liabilities.

(3)	Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

(4)	Total Fleets represents the number of deployed and active fleets as of the designated date.

(5)	Average Active Fleets is calculated as the daily average of the number of active fleets for the period presented.

(6)	Annualized Adjusted EBITDA per Average Active Fleet is calculated as Adjusted EBITDA for the year, or the respective quarter annualized, divided by the Average Active Fleets, as defined above.

Liberty Oilfield Services Inc.
Condensed Consolidated and Combined Balance Sheets
(unaudited, amounts in thousands)
	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$103,312	$16,321
Accounts receivable and unbilled revenue	247,961	258,788
Inventories	60,024	55,524
Prepaids and other current assets	49,924	21,396
Total current assets	461,221	352,029
Property and equipment, net	627,053	494,776
Other assets	28,227	5,298
Total assets	$1,116,501	$852,103
Liabilities and Equity
Current liabilities:
Accounts payable	$80,490	$66,846
Accrued liabilities	138,861	153,648
Current portion of long-term debt, net of discount	385	11
Total current liabilities	219,736	220,505
Long-term debt, net of discount	106,139	196,346
Deferred tax liability	32,994	—
Payable pursuant to tax receivable agreement	16,818	—
Total liabilities	375,687	416,851

Redeemable common units	—	42,486
Member equity		392,766
Stockholders' equity:
Common Stock	1,136	—
Additional paid in capital	312,659	—
Retained earnings	119,274	—
Total stockholders' equity	433,069	—
Noncontrolling interest	307,745	—
Total Equity	740,814	392,766
Total liabilities and equity	$1,116,501	$852,103

Liberty Oilfield Services Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Net income	$33,937	$66,368	$57,681	$249,033	$168,501
Depreciation and amortization	34,183	32,305	25,642	125,110	81,473
Interest expense	3,463	3,648	5,347	17,145	12,636
Income tax expense	4,147	12,229	—	40,385	—
EBITDA	$75,730	$114,550	$88,670	$431,673	$262,610
Fleet start-up costs	1,227	2,235	3,171	10,069	13,955
Asset acquisition costs	635	—	(498)	632	2,470
Loss (gain) on disposal of assets	(5,608)	701	160	(4,342)	148
Advisory services fees	—	—	250	202	1,545
Adjusted EBITDA	$71,984	$117,486	$91,753	$438,234	$280,728

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	December 31, 2018
	2018	2017
Net income	$249,033
Add back: Income tax expense	40,385
Pre-tax net income	$289,418
Capital Employed
Total debt, net of discount	$106,524	$196,357
Redeemable common units	—	42,486
Total equity	740,814	392,766
Total Capital Employed	$847,338	$631,609

Average Capital Employed (1)	$739,474
Pre-Tax Return on Capital Employed (2)	39%

(1)	Average Capital Employed is the simple average of Total Capital Employed as of December 31, 2018 and 2017.

(2)	Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended December 31, 2018 to Average Capital Employed.